Exhibit 99.1

FOR IMMEDIATE RELEASE

ACCO BRANDS CORPORATION REPORTS

FIRST QUARTER 2011 RESULTS

First Quarter 2011 Highlights

•	Reported sales flat to prior year

•	Earnings per share from continuing operations of $(0.15)

•	Earnings per share using a normalized effective tax rate of 30% and including severance and related costs were $(0.04)

LINCOLNSHIRE, ILLINOIS, April 27, 2011 – ACCO Brands Corporation (NYSE: ABD), a world leader in select categories of branded office products, today reported its first quarter results for the period ended March 31, 2011.

“We remain on track to meet our financial objectives for the year,” said Robert J. Keller, chairman and chief executive officer. “In the first quarter, we made significant investments designed to help grow our customers’ businesses and to rationalize our European operations. Both will pay dividends as 2011 progresses.”

First Quarter Results

Net sales were essentially flat at $310.3 million, compared to $310.8 million in the prior-year quarter. Volume decreased 4%. First quarter loss from continuing operations was $8.1 million, or $0.15 per diluted share, compared to a loss of $4.5 million, or $0.09 per diluted share, in the prior-year quarter. Using a normalized effective tax rate of 30%, the adjusted loss from continuing operations was $2.3 million, or $(0.04) per share, including $3.9 million of severance and related costs associated with the rationalization of the company’s European operations, compared to $1.6 million, or $0.03 per share in the prior-year period.

Reported first quarter operating income decreased to $14.7 million, from $21.6 million in the prior-year quarter. In addition to the rationalization costs in Europe, the decline in operating profit was principally due to lower volume. EBITDA decreased to $25.5 million, from EBITDA of $33.1 million in the prior year. The company ended the quarter, the seasonal low point of its cash flow cycle, with $19.9 million of cash and no borrowings on its revolving credit facility.

Business Segment Highlights

ACCO Brands Americas

ACCO Brands Americas first quarter net sales decreased 4% to $152.2 million, from $158.6 million in the prior-year quarter. Volume declined 7%, primarily due to certain customers reducing inventory and purchasing below their point of sale levels. Pricing and foreign currency translation each impacted sales favorably by 1%.

ACCO Brands Americas first quarter operating income was $5.5 million, compared to $8.3 million in the prior-year quarter. Operating margin decreased to 3.6% from 5.2% primarily due to deleveraging from lower sales volume and higher go-to-market and promotional spending.

ACCO Brands International

ACCO Brands International net sales increased 4% to $116.8 million, compared to $112.5 million in the prior-year quarter. Foreign currency translation impacted sales favorably by 5%. Volume decreased 2% due to inventory reductions by certain customers.

ACCO Brands International reported operating income of $5.5 million, compared to $10.2 million in the prior-year quarter. Operating margin declined to 4.7% from 9.1% primarily due to $3.9 million of severance and related costs associated with the rationalization of its European operations, sales mix and the flow through of increased commodity costs.

Computer Products Group

Computer Products net sales increased 4% to $41.3 million, compared to $39.7 million in the prior-year quarter. Volume increased 1% due to new products and growth in the U.S. Pricing and product mix impacted sales favorably by 2% and foreign currency translation had a favorable impact of 1%.

Computer Products operating income was $9.3 million, compared to $8.1 million in the prior-year quarter. Operating margin expanded to 22.5% from 20.4% due to lower selling, general and administrative expenses.

Business Outlook

The company believes that the business environment will continue to be challenging; however, it still expects 2011 sales to increase between 2-4% before the effects of foreign currency.

Primarily in the first half of 2011, the company anticipates incurring approximately $6 million of cash costs related to the rationalization of its European operations, which is expected to result in approximately $5 million in annualized cost savings in 2011, and approximately $6.5 million in annualized savings when fully realized.

Based on expected improvements in gross margin, which will be partially offset by an increase in selling, general and administrative expenses, the company continues to expect to grow diluted earnings per share between 20% and 30% on a normalized tax rate basis.

Targeted free cash flow, after interest, taxes and capital expenditures, is expected to be approximately $50-60 million.

Webcast

At 8:30 a.m. Eastern Time today, ACCO Brands Corporation will host a conference call to discuss the company’s results. The call will be broadcast live via webcast. The webcast can be accessed through the Investor Relations section of www.accobrands.com. The webcast will be in listen-only mode and will be available for replay for one month following the event.

Non-GAAP Financial Measures

“Adjusted” results exclude all unusual tax items. Adjusted supplemental EBITDA from continuing operations excludes other non-operating items, including other income/expense and stock-based compensation expense. Adjusted results and supplemental EBITDA from continuing operations are non-GAAP measures. There could be limitations associated with the use of non-GAAP financial measures as compared to the use of the most directly comparable GAAP financial measure. Management uses the adjusted measures to determine the returns generated by its operating segments and to evaluate and identify cost-reduction initiatives. Management believes these measures provide investors with helpful supplemental information regarding the underlying performance of the company from year to year. These measures may be inconsistent with measures presented by other companies.

About ACCO Brands Corporation

ACCO Brands Corporation is a world leader in select categories of branded office products. Its industry-leading brands include Day-Timer®, Swingline®, Kensington®, Quartet®, GBC®, Rexel, NOBO, and Wilson Jones®, among others. Under the GBC brand, the company is also a leader in the professional print finishing market.

Forward-Looking Statements

This press release contains statements which may constitute “forward-looking” statements as that term is defined in the Private Securities Litigation Reform Act of 1995.

These forward-looking statements are subject to certain risks and uncertainties, are made as of the date hereof and the company assumes no obligation to update them. ACCO Brands’ ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Because actual results may differ from those predicted by such forward-looking statements, you should not place undue reliance on them when deciding to buy, sell or hold the company’s securities. Among the factors that could cause our plans, actions and results to differ materially from current expectations are: fluctuations in the cost and availability of raw materials; competition within the markets in which the company operates; the effects of both general and extraordinary economic, political and social conditions, including continued volatility and disruption in the capital and credit markets; the effect of consolidation in the office products industry; the liquidity and solvency of our major customers; our continued ability to access the capital and credit markets; the dependence of the company on certain suppliers of manufactured products; the risk that targeted cost savings and synergies from previous business combinations may not be fully realized or take longer to realize than expected; future goodwill and/or impairment charges; foreign exchange rate fluctuations; the development, introduction and acceptance of new products; the degree to which higher raw material costs, and freight and distribution costs, can be passed on to customers through selling price increases and the effect on sales volumes as a result thereof; increases in health care, pension and other employee welfare costs; as well as other risks and uncertainties detailed in the company’s Annual Report on Form 10-K for the year ended December 31, 2010, under Item 1A, “Risk Factors,” and in the company’s other SEC filings.

For further information:

Rich Nelson	Jennifer Rice
Media Relations	Investor Relations
(847) 484-3030	(847) 484-3020

ACCO Brands Corporation

Consolidated Statements of Operations and

Reconciliation of Adjusted Results (Unaudited)

(In millions of dollars, except per share data)

	Three Months Ended March 31,		%
	2011	2010	Change
Net sales	$310.3	$310.8	(0)%
Cost of products sold	216.2	215.6	0%

Gross profit	94.1	95.2	(1)%

Operating costs and expenses:
Advertising, selling, general and administrative expenses	77.8	71.9	8%
Amortization of intangibles	1.7	1.8	(6)%
Restructuring income	(0.1)	(0.1)	0%

Total operating costs and expenses	79.4	73.6	8%

Operating income	14.7	21.6	(32)%

Non-operating expense (income):
Interest expense	19.3	19.5	(1)%
Equity in earnings of joint ventures	(1.2)	(1.2)	0%
Other expense (income), net	(0.1)	1.0	NM

Income (loss) from continuing operations before income tax	(3.3)	2.3	NM
Income tax expense	4.8	6.8	(29)%

Loss from continuing operations	(8.1)	(4.5)	(80)%
Income (loss) from discontinued operations, net of income taxes	—	(0.2)	100%

Net loss	$(8.1)	$(4.7)	(72)%

Per share:
Basic loss per share:
Loss from continuing operations	$(0.15)	$(0.08)	(88)%
Income (loss) from discontinued operations	—	—	NM
Basic loss per share	$(0.15)	$(0.09)	(67)%

Diluted loss per share:
Loss from continuing operations	$(0.15)	$(0.08)	(88)%
Income (loss) from discontinued operations	—	—	NM
Diluted loss per share	$(0.15)	$(0.09)	(67)%

Weighted average number of shares outstanding:
Basic	55.0	54.6
Diluted	55.0	54.6

Reconciliation of Reported Consolidated Results to Adjusted Results

	Three Months Ended March 31, 2011			Three Months Ended March 31, 2010
(in millions, except per share data)	Reported	Tax Adjustment (A)	Adjusted	Reported	Tax Adjustment (A)	Adjusted
Income (loss) from continuing operations before income taxes	$(3.3)	$—	$(3.3)	$2.3	$—	$2.3
Income tax expense (benefit)	4.8	(5.8)	(1.0)	6.8	(6.1)	0.7

Income (loss) from continuing operations	$(8.1)	$5.8	$(2.3)	$(4.5)	$6.1	$1.6

Diluted earnings per share:
Income (loss) from continuing operations	$(0.15)		$(0.04)	$(0.08)		$0.03

Weighted average number of diluted shares outstanding	55.0		55.0	54.6		56.5

Note – “Adjusted” results are non-GAAP measures. There could be limitations associated with the use of non-GAAP financial measures as compared to the most directly comparable GAAP financial measure. Management believes these measures provide investors with helpful supplemental information regarding the underlying performance of the Company from year to year. These measures may be inconsistent with measures presented by other companies.

Statistics (as a % of Net sales, except Income tax rate)

	Three Months Ended March 31,
	2011		2010
	Reported	Adjusted	Reported	Adjusted
Gross profit (Net sales, less Cost of products sold)	30.3%		30.6%
Advertising, selling, general and administrative	25.1%		23.1%
Operating income	4.7%		6.9%
Income (loss) from continuing operations before income taxes	(1.1)%		0.7%
Net income (loss)	(2.6)%	(0.7)%	(1.5)%	0.5%
Income tax rate	NM	30.0%	NM	30.0%

(A)	The Company has incurred significant operating losses in several jurisdictions in prior periods. In accordance with GAAP, tax valuation allowances have been recorded on certain of the Company’s deferred tax assets. As a result, the operating results in these locations have recorded no tax benefit or expense, which results in a high effective tax rate for the current period. Assuming all the locations become profitable in the future and valuation allowances were reversed, the Company’s ongoing effective tax rate would approximate 30%. This estimated long-term rate will be subject to variations from the mix of earnings in the Company’s operating jurisdictions.

Reconciliation of Net Income to Adjusted Supplemental EBITDA from Continuing Operations

(Unaudited)

(In millions of dollars)

	Three Months Ended March 31,
	2011	2010	% Change
Net loss	$(8.1)	$(4.7)	(72)%
Discontinued operations	—	0.2	(100)%
Income taxes, impact of adjustments	5.8	6.1	(5)%

Adjusted income (loss) from continuing operations	(2.3)	1.6	NM
Interest expense, net	19.3	19.5	(1)%
Adjusted income tax expense (benefit)	(1.0)	0.7	NM
Depreciation	7.1	7.7	(8)%
Amortization of intangibles	1.7	1.8	(6)%
Other (income) expense, net	(0.1)	1.0	NM
Stock-based compensation expense	0.8	0.8	0%

Adjusted supplemental EBITDA from continuing operations	$25.5	$33.1	(23)%

Adjusted supplemental EBITDA from continuing operations as a % of Net Sales	8.2%	10.6%

ACCO Brands Corporation

Supplemental Business Segment Information

(Unaudited)

(In millions of dollars)

	2011			2010			Changes
	Net Sales	OI	OI Margin	Net Sales	OI	OI Margin	Net Sales $	Net Sales %	OI $	OI %	Margin Points
Q1:
ACCO Brands Americas	$152.2	$5.5	3.6%	$158.6	$8.3	5.2%	$(6.4)	(4)%	$(2.8)	(34)%	(160)
ACCO Brands International	116.8	5.5	4.7%	112.5	10.2	9.1%	4.3	4%	(4.7)	(46)%	(440)
Computer Products	41.3	9.3	22.5%	39.7	8.1	20.4%	1.6	4%	1.2	15%	210
Corporate	—	(5.6)		—	(5.0)		—		(0.6)

Total	$310.3	$14.7	4.7%	$310.8	$21.6	6.9%	$(0.5)	(0)%	$(6.9)	(32)%	(220)

ACCO Brands Corporation

Supplemental Net Sales Growth Analysis

(Unaudited)

	Percent Change - Sales
	Net Sales Growth	Currency Translation	Comparable Sales Growth	Price	Volume
Q1 2011:
ACCO Brands Americas	(4.0%)	1.4%	(5.4%)	1.1%	(6.5%)
ACCO Brands International	3.8%	5.3%	(1.5%)	0.5%	(2.0%)
Computer Products	4.0%	1.3%	2.7%	1.8%	0.9%

Total	(0.2%)	2.8%	(3.0%)	1.0%	(4.0%)

ACCO Brands Corporation

Key Stats and Ratios

(Unaudited)

(In millions of dollars)

Net Debt Calculation	March 31, 2011	December 31, 2010
Current debt obligations, including current portion of long-term debt	$0.2	$0.2
Long-term debt obligations	727.6	727.4

Total outstanding debt	727.8	727.6
Less: cash and cash equivalents	19.9	83.2

Net debt	$707.9	$644.4

Leverage Ratio (Debt to EBITDA from Continuing Operations)	Twelve Months Ended March 31, 2011	Twelve Months Ended March 31, 2010
Trailing twelve months (TTM) adjusted supplemental EBITDA from Continuing Operations (A)	$156.4	$155.9
Net debt	$707.9	$713.8
Gross debt	$727.8	$741.5

Total Leverage (net debt divided by TTM adjusted supplemental EBITDA from Continuing Operations)	4.5	4.6

Senior-Secured Leverage (senior-secured debt [$454.6 million as of March 31, 2011 and $470.2 million as of March 31, 2010] divided by TTM adjusted supplemental EBITDA from Continuing Operations)	2.9	3.0

Working Capital per Dollar Sales Ratio (Working Capital to Sales)	Twelve Months Ended March 31, 2011	Twelve Months Ended March 31, 2010
Current assets, excluding cash and cash equivalents (B)	$547.1	$480.0
Current liabilities, excluding current debt obligations (C)	273.7	251.4

Net working capital	$273.4	$228.6

Trailing twelve months (TTM) net sales (A)	$1,330.0	$1,289.9

Working capital ratio (net working capital divided by TTM net sales) (A)	20.6%	17.7%

(A)	Management believes these measures provide investors with helpful supplemental information regarding the underlying performance of the Company from year to year. These measures may be inconsistent with similar measures presented by other companies.
(B)	Balance is comprised of receivables, inventories, current deferred income taxes and other current assets.
(C)	Balance is comprised of accounts payable, accrued compensation, accrued customer programs and other current liabilities.

ACCO Brands Corporation

Reconciliation of Net Income (Loss) to Adjusted Supplemental EBITDA from Continuing Operations

(Unaudited)

(In millions of dollars)

	Three Months Ended
	June 30, 2010	September 30, 2010	December 31, 2010	March 31, 2011	Trailing Twelve Months

Net sales	$316.5	$330.7	$372.5	$310.3	$1,330.0

Net income (loss)	$4.9	$5.4	$6.8	$(8.1)	$9.0
Discontinued operations	0.3	—	(1.4)	—	(1.1)
Income taxes, impact of adjustments	—	4.3	8.7	5.8	18.8

Adjusted income (loss) from continuing operations	5.2	9.7	14.1	(2.3)	26.7

Interest expense, net	19.7	19.6	19.4	19.3	78.0
Adjusted income tax expense (benefit)	2.2	4.1	6.1	(1.0)	11.4
Depreciation expense	7.3	7.6	7.0	7.1	29.0
Amortization of intangibles	1.7	1.7	1.7	1.7	6.8
Other (income) expense, net	0.3	0.1	—	(0.1)	0.3
Stock-based compensation expense	1.6	0.1	1.7	0.8	4.2

Adjusted supplemental EBITDA from continuing operations	$38.0	$42.9	$50.0	$25.5	$156.4

ACCO Brands Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

	March 31, 2011	December 31, 2010
(in millions of dollars)	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$19.9	$83.2
Accounts receivable, net	274.5	283.2
Inventories	226.0	216.1
Deferred income taxes	12.7	12.9
Other current assets	33.9	25.3

Total current assets	567.0	620.7

Total property, plant and equipment	486.2	475.4
Accumulated depreciation	(323.6)	(311.9)

Property, plant and equipment, net	162.6	163.5
Deferred income taxes	11.2	10.6
Goodwill	147.4	144.4
Identifiable intangibles, net	137.7	138.2
Other assets	68.3	72.2

Total assets	$1,094.2	$1,149.6

Liabilities and Stockholders’ Deficit
Current liabilities:
Current portion of long-term debt	$0.2	$0.2
Accounts payable	102.5	114.8
Accrued compensation	21.0	26.1
Accrued customer program liabilities	56.5	72.8
Accrued interest	4.6	22.0
Other current liabilities	87.5	90.5
Liabilities of discontinued operations held for sale	1.6	1.5

Total current liabilities	273.9	327.9

Long-term debt	727.6	727.4
Deferred income taxes	83.4	81.5
Pension and post retirement benefit obligations	68.1	74.9
Other non-current liabilities	18.2	17.7

Total liabilities	1,171.2	1,229.4

Stockholders’ deficit:
Common stock	0.6	0.6
Treasury stock	(1.7)	(1.5)
Paid-in capital	1,402.0	1,401.1
Accumulated other comprehensive loss	(75.9)	(86.1)
Accumulated deficit	(1,402.0)	(1,393.9)

Total stockholders’ deficit	(77.0)	(79.8)

Total liabilities and stockholders’ deficit	$1,094.2	$1,149.6

ACCO Brands Corporation and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Three Months Ended March 31,
(in millions of dollars)	2011	2010
Operating activities
Net loss	$(8.1)	$(4.7)
Gain on sale of assets	—	(0.1)
Depreciation	7.1	7.7
Amortization of debt issuance costs and bond discount	1.6	1.6
Amortization of intangibles	1.7	1.8
Stock-based compensation	0.8	0.8
Changes in balance sheet items:
Accounts receivable	15.0	17.3
Inventories	(6.5)	3.3
Other assets	(8.5)	(9.5)
Accounts payable	(14.3)	(0.9)
Accrued expenses and other liabilities	(52.0)	(45.1)
Accrued income taxes	(0.6)	(0.6)
Equity in earnings of joint ventures, net of dividends received	3.8	1.4

Net cash used by operating activities	(60.0)	(27.0)
Investing activities
Additions to property, plant and equipment	(3.5)	(2.3)
Assets acquired	(1.5)	(0.8)
Proceeds from the sale of discontinued operations	—	0.3
Proceeds from the disposition of assets	0.1	0.2
Other	0.3	—

Net cash used by investing activities	(4.6)	(2.6)
Financing activities
Repayments of long-term debt	—	(0.1)
Borrowings of short term debt, net	—	15.5
Cost of debt issuance	—	(0.5)
Other	(0.2)	(0.1)

Net cash provided (used) by financing activities	(0.2)	14.8
Effect of foreign exchange rate changes on cash	1.5	(1.1)

Net decrease in cash and cash equivalents	(63.3)	(15.9)
Cash and cash equivalents
Beginning of period	83.2	43.6

End of period	$19.9	$27.7